Filed Pursuant to Rule 424(b)(3)

File Number 333-169119

January 11, 2011

The information in this preliminary pricing supplement is not complete and may be changed.

Subject to completion

Preliminary Pricing Supplement dated January 11, 2011

Pricing Supplement to the Prospectus dated August 31, 2010 and the Prospectus Supplement dated August 31, 2010

$250,000,000 iPath® Inverse S&P 500 VIX Short-Term FuturesTM ETN

$[—] iPath® Inverse January 2021 S&P 500 VIX Short-Term FuturesTM ETN

This pricing supplement relates to two series of iPath® Exchange Traded Notes that Barclays Bank PLC may issue from time to time: the iPath® Inverse S&P 500 VIX Short-Term FuturesTM ETNs due July 17, 2020 (the “XXV ETNs”) and the iPath® Inverse January 2021 S&P 500 VIX Short-Term FuturesTM ETNs (the “IVO ETNs” and, together with the XXV ETNs, the “ETNs”). Each series of ETNs is linked to the inverse performance of the S&P 500 VIX Short-Term FuturesTM Index Excess Return (the “Index”). The ETNs do not pay any interest during their terms and do not guarantee any return of principal at maturity or upon redemption. You will receive a cash payment at maturity or upon redemption based on a participation in the inverse performance of the Index, plus accrued interest, less accrued fees (and, in the case of optional redemption, a redemption charge) applied by Barclays Bank PLC, as described further herein. In addition, a series of ETNs will be automatically redeemed if an automatic termination event with respect to that series occurs, which will be triggered if the applicable intraday indicative note value (as defined below) is less than or equal to $10.00 for each ETN of that series. Although each series of ETNs is linked to the inverse performance of the same Index, the two series have, among other things, different inception dates, issue dates, initial valuation dates, final valuation dates and maturity dates; therefore, the two series of ETNs are not fungible with one another and may have different closing indicative note values on any given day, including on the applicable final valuation date on which the payment at maturity for each series of ETNs is determined. The principal terms of each series of ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $20 for each series

Inception and Issue Dates: The XXV ETNs were first sold on July 16, 2010 and were first issued on July 21, 2010. The IVO ETNs will be first sold on [—], 2011 and are expected to be first issued on [—], 2011. We refer to the date on which a series of ETNs is first sold as the “inception date” for that series and the date on which a series of ETNs is first issued as the “issue date” for that series.

Maturity Date: July 17, 2020, for the XXV ETNs, and [—], 2021, for the IVO ETNs.

Secondary Market, CUSIP Number and ISIN: We have listed the XXV ETNs on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol “XXV”. The CUSIP number for the XXV ETNs is 06740L592 and the ISIN is US06740L5921. We plan to apply to list the IVO ETNs on the NYSE Arca under the ticker symbol “IVO”, to be effective upon their issuance, but we cannot guarantee that such application will be approved. The CUSIP number for the IVO ETNs is 06740P668 and the ISIN is US06740P6685.

Underlying Index: The return on each series of ETNs is linked to the inverse performance of the Index. The Index is designed to reflect the returns that are potentially available through an unleveraged investment in one-month and two-month futures contracts (“VIX futures”) on the CBOE Volatility Index® (the “VIX Index”) that targets a constant weighted average futures maturity of one month. The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500® Index. VIX futures reflect the implied volatility of the S&P 500® Index at various points along the volatility forward curve and provide investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index. The Index was created by Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”). The index sponsor calculates the level of the Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it on the Bloomberg page “SPVXSP Index” as soon as practicable thereafter.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the closing indicative note value of your ETNs on the final valuation date for your ETNs.

Closing Indicative Note Value: The closing indicative note value for each series of ETNs on any calendar day will equal (a) the principal amount per ETN plus (b) the applicable inverse index performance amount on such calendar day plus (c) the applicable accrued interest on such calendar day minus (d) the applicable accrued fees on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0.

Inverse Index Performance Amount: On the relevant initial valuation date, the inverse index performance amount for each series of ETNs equaled or will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the inverse index performance amount for each series of ETNs will equal the product of (a) negative one times (b) the principal amount per ETN times (c) the applicable index performance percentage on such calendar day.

Index Performance Percentage: On the relevant initial valuation date, the index performance percentage for each series of ETNs equaled or will equal 0%. On any subsequent calendar day, the index performance percentage will equal (a) (i) the closing level of the Index on such calendar day (or, if such a day is not an index business day, the closing level of the Index on the immediately preceding index business day) divided by (ii) the closing level of the Index on the relevant initial valuation date minus (b) 100%.

Accrued Interest: On the relevant initial valuation date, the accrued interest for each series of ETNs equaled or will equal $0. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the accrued interest per ETN for a series of ETNs will equal the sum of (a) the applicable accrued interest on the immediately preceding calendar day plus (b) the product of (i) the applicable closing indicative note value on the immediately preceding calendar day times (ii) the T-Bill rate divided by (iii) 360.

T-Bill Rate: The T-Bill rate will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

Accrued Fees: On the relevant initial valuation date, the accrued fees for each series of ETNs equaled or will equal $0. On each subsequent calendar day until maturity or redemption of the relevant series of ETNs, the accrued fees per ETN for each series of ETNs will equal (1) the applicable accrued fees on the immediately preceding calendar day plus (2) the product of (i) the applicable closing indicative note value on the immediately preceding valuation date times (ii) the fee rate divided by (iii) 365. Because the accrued fees for each series of ETNs are calculated and subtracted from the applicable closing indicative note value on a daily basis, the net effect of the accrued fees for each series of ETNs accumulates over time and is subtracted at the rate of 0.89% per year.

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Fee Rate: The fee rate for each series of ETNs is 0.89%.

Optional Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Optional Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any applicable optional redemption date during the term of your ETNs, subject to an applicable intervening automatic termination event. If you redeem your ETNs, you will receive a cash payment per ETN on the optional redemption date in an amount equal to the closing indicative note value of your ETNs on the applicable valuation date minus the applicable redemption charge. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any optional redemption date.

Redemption Charge: The redemption charge is a one-time charge imposed upon optional redemption and is equal to 0.05% times the applicable closing indicative note value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be greater or less than such costs.

Optional Redemption Date: An optional redemption date for each series of ETNs is the third business day following each valuation date (other than the final valuation date) relating to that series. The final optional redemption date for each series of ETNs will be the third business day following the valuation date that is immediately prior to the final valuation date for that series of ETNs.

Automatic Termination Event: We will automatically redeem a series of ETNs (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date for that series, the intraday indicative note value for that series is less than or equal to 50.0% of the principal amount per ETN, or $10.00 for each ETN. We will redeem your ETNs on the applicable automatic redemption date and will deliver a notice of redemption to The Depository Trust Company (“DTC”) in the form attached as Annex C that will specify such date. Upon such redemption, you will receive a cash payment equal to the applicable automatic redemption value. If the historical frequency of precipitous increases in market volatility persists, it is highly likely that an automatic termination event will occur for both series of ETNs.

Automatic Termination Date: An automatic termination date for each series of ETNs is any valuation date on which an automatic termination event occurs with respect to that series of ETNs.

Automatic Redemption Date: An automatic redemption date for each series of ETNs will be the fifth business day following the applicable automatic termination date; provided that if calculation of the automatic redemption value for a series of ETNs is postponed as a result of a market disruption event, the automatic redemption date for that series will be the fifth business day after the applicable automatic redemption value is calculated.

Intraday Indicative Note Value: The intraday indicative note value per ETN for each series of ETNs on any valuation date will equal (a) the principal amount per ETN plus (b) the applicable intraday inverse index performance amount plus (c) the applicable accrued interest on the immediately preceding calendar day minus (d) the applicable accrued fees on the immediately preceding calendar day; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value for each series of ETNs will be published by NYSE Arca every 15 seconds on each valuation date under the following ticker symbols: “XXV.IV” for the XXV ETNs and “IVO.IV” for the IVO ETNs. As the intraday indicative note value for each series of ETNs is calculated using the applicable accrued fees and the applicable accrued interest on the immediately preceding calendar day, the intraday indicative note value for each series of ETNs published at any time during a given trading day will not reflect the applicable interest or fees that may have accrued over the course of such trading day.

Intraday Inverse Index Performance Amount: The intraday inverse index performance amount for each series of ETNs will equal the product of (a) negative one times (b) the principal amount per ETN times (c) the relevant intraday index performance percentage.

Intraday Index Performance Percentage: The intraday index performance percentage for each series of ETNs equals (a) (i) the most recently published level of the Index divided by (ii) the closing level of the Index on the relevant initial valuation date minus (b) 100%.

Automatic Redemption Value: The automatic redemption value for each series of ETNs will be equal to the applicable closing indicative note value on the applicable automatic termination date.

Because your investment in the ETNs is linked to the inverse performance of the Index underlying your ETNs, an increase in the level of the Index will have a negative effect on the repayment amount upon maturity or redemption, whereas a decrease in the level of the Index will have a positive effect on the repayment amount. You may receive less than your original investment in the ETNs at maturity or upon redemption. Moreover, because the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge) may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your ETNs may be required to decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the Index increases or does not decrease sufficiently to offset the negative effect of the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge), you may receive less than the principal amount of your investment at maturity or upon redemption. If the level of the Index increases sufficiently to trigger an automatic termination event with respect to your ETNs, your ETNs will be automatically redeemed at the applicable automatic redemption value, which is calculated after the close of business on the applicable automatic termination date; therefore, the payment you receive on the applicable automatic redemption date may be less than the applicable intraday indicative note value at the time of the automatic termination event with respect to your ETNs. Following the calculation of the applicable automatic redemption value, you will not benefit from any subsequent decrease in the Index.

Business Day: A business day with respect to any series of ETNs means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Valuation Date: A valuation date with respect to the XXV ETNs means each trading day from July 16, 2010 to July 16, 2020, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to July 16, 2010 as the “initial valuation date” for the XXV ETNs and July 16, 2020 as the “final valuation date” for the XXV ETNs. A valuation date with respect to the IVO ETNs means each trading day from [—], 2011 to [—], 2021, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to [—], 2011 as the “initial valuation date” for the IVO ETNs and [—], 2021 as the “final valuation date” for the IVO ETNs.

Trading Day: A trading day with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

Index Business Day: An index business day is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Sale to Public: We sold a portion of the XXV ETNs and we intend to sell a portion of the IVO ETNs on their respective inception dates at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. Following the respective inception dates, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the respective inception dates will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the ETNs are sold to the public (or, in the case of ETNs sold through dealers, 100% of the price at which the ETNs are sold to those dealers). Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. BlackRock Fund Distribution Company, a member of the Financial Industry Regulatory Authority, Inc., may receive a portion of the investor fee. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

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We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-12 of this pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated [—], 2011

Issued in denominations of $20

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-12
THE INDEX	PS-24
VALUATION OF THE ETNs	PS-33
SPECIFIC TERMS OF THE ETNs	PS-36
CLEARANCE AND SETTLEMENT	PS-42
USE OF PROCEEDS AND HEDGING	PS-42
SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-43
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-45
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1
REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT	C-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-5
DESCRIPTION OF MEDIUM-TERM NOTES	S-27
TERMS OF THE NOTES	S-32
INTEREST MECHANICS	S-38
CERTAIN FEATURES OF THE NOTES	S-41
DESCRIPTION OF UNIVERSAL WARRANTS	S-49
TERMS OF THE WARRANTS	S-54
CERTAIN FEATURES OF THE WARRANTS	S-58
REFERENCE ASSETS	S-63
CLEARANCE AND SETTLEMENT	S-105
EMPLOYEE RETIREMENT INCOME SECURITY ACT	S-110
PLAN OF DISTRIBUTION	S-112
CONFLICTS OF INTEREST	S-114
USE OF PROCEEDS AND HEDGING	S-120
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-120
VALIDITY OF SECURITIES	S-136

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	2
DESCRIPTION OF DEBT SECURITIES	3
DESCRIPTION OF WARRANTS	20
GLOBAL SECURITIES	31
CLEARANCE AND SETTLEMENT	32
DESCRIPTION OF PREFERENCE SHARES	36
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	42
DESCRIPTION OF SHARE CAPITAL	48
TAX CONSIDERATIONS	49
PLAN OF DISTRIBUTION	68
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	71
WHERE YOU CAN FIND MORE INFORMATION	72
FURTHER INFORMATION	72
VALIDITY OF SECURITIES	72
EXPERTS	72
EXPENSES OF ISSUANCE AND DISTRIBUTION	73

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of two series of iPath® Exchange Traded Notes that Barclays Bank PLC may issue from time to time: the iPath® Inverse S&P 500 VIX Short-Term FuturesTM ETNs due July 17, 2020 (the “XXV ETNs”) and the iPath® Inverse January 2021 S&P 500 VIX Short-Term FuturesTM ETNs (the “IVO ETNs” and, together with the XXV ETNs, the “ETNs”). Each series of ETNs is linked to the inverse performance of the S&P 500 VIX Short-Term FuturesTM Index Excess Return (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated August 31, 2010, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated August 31, 2010, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are uncollateralized debt obligations of Barclays Bank PLC and are linked to the inverse performance of the Index. Accordingly, the ETNs generally appreciate in value as the level of the Index decreases, provided such decrease is sufficient to offset the negative effect of the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge).

The Index

The Index is designed to reflect the returns that are potentially available through an unleveraged investment in one-month and two-month futures contracts on the VIX Index (“VIX futures”). VIX futures reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Futures on the VIX Index provide investors the ability to invest in forward volatility based on their view of the future direction or movement of the VIX Index. The Index is calculated based on the strategy of continuously owning a rolling portfolio of one-month and two-month VIX futures to target a constant weighted average futures maturity of 1 month. The index sponsor calculates the level of the Index on each index business day and publishes it on the Bloomberg page “SPVXSP Index” as soon as practicable thereafter.

The closing indicative note value of each series of ETNs is designed to represent (1) a notional investment of the principal amount into cash or cash equivalents, adjusted by (2) the aggregate gain or loss of a notional short position in the Index, plus (3) the notional accrual of interest on such adjusted cash position at the short-term US Treasury Bill rate (representing an amount similar to the interest that an investor may accrue on cash in a deposit) minus (4) the notional accrual of an annualized fee of 0.89% on the closing indicative note value of that series of ETNs.

The payment at maturity or redemption under the ETNs, therefore, generally represents the inverse of the gain or loss that the investor would receive by taking short positions in the futures underlying the Index, after taking into account, and making assumptions for, an initial margin requirement, accrued interest and accrued fees.

As mentioned above, during the term of your ETNs, the applicable closing indicative note value accrues interest for the benefit of the investor at an amount referred to as the “accrued interest”. Over the same term of your ETNs, the applicable closing indicative note value amount is reduced by an amount of fees for the benefit of the Issuer.

In order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value, an automatic early termination of the ETNs is provided for under the automatic termination event provisions hereunder.

An “index business day” is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Inception, Issuance and Maturity

The XXV ETNs were first sold on July 16, 2010 and were first issued on July 21, 2010. The IVO ETNs will be first sold on [—], 2011 and are expected to be first issued on [—], 2011. We refer to the date on which a series of ETNs is first sold as the “inception date” for that series and the date on which a series of ETNs is first issued as the “issue date” for that series.

Payment at Maturity

If you have not previously redeemed your ETNs and there has been no automatic termination event with respect to your ETNs, then you will receive a cash payment at maturity equal to the closing indicative note value of your ETNs on the final valuation date for your ETNs.

Payment Upon Optional Redemption

Up to the valuation date immediately preceding the applicable final valuation date and subject to the occurrence of an applicable intervening automatic termination event and to certain other restrictions, you may elect to redeem your ETNs on any applicable optional redemption date during the term of your ETNs, provided that you present at least 50,000 of the ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment on the applicable optional redemption date, for each ETN, equal to the closing indicative note value of your ETNs on the applicable valuation date minus the applicable redemption charge.

Payment Upon the Occurrence of an Automatic Termination Event

In order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value, we will automatically redeem a series of ETNs (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date for that series, the intraday indicative note value for that series is less than or equal to 50.0% of the principal amount per ETN, or $10.00 for each ETN. We will redeem your ETNs on the applicable automatic redemption date and deliver a notice of redemption to DTC in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment equal to the applicable automatic redemption value per ETN.

The “closing indicative note value” for each series of ETNs on any calendar day will equal (a) the principal amount per ETN plus (b) the applicable inverse index performance amount on such calendar day plus (c) the applicable accrued interest on such calendar day minus (d) the applicable accrued fees on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published by NYSE Arca on each valuation date under the following ticker symbols: “XXV.RDNV” for the XXV ETNs and “IVO.RDNV” for the IVO ETNs.

The “inverse index performance amount” for each series of ETNs equaled or will equal $0 on the relevant initial valuation date. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the inverse index performance amount for each series of ETNs will equal the product of (a) negative one times (b) the principal amount per ETN times (c) the applicable index performance percentage on such calendar day.

The “index performance percentage” for each series of ETNs on the relevant initial valuation date equaled or will equal 0%. On any subsequent calendar day, the index performance percentage will equal (a) (i) the closing level of the Index on such calendar day (or, if such a day is not an index business day, the closing level of the Index on the immediately preceding index business day) divided by (ii) the closing level of the Index on the relevant initial valuation date minus (b) 100%.

The “accrued interest” for each series of ETNs equaled or will equal $0 on the relevant initial valuation date. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the accrued interest per ETN for each series of ETNs will equal the sum of (a) the applicable accrued interest on the immediately preceding calendar day plus (b) the product of (i) the applicable closing indicative note value on the immediately preceding calendar day times (ii) the T-Bill rate divided by (iii) 360.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

The “accrued fees” for per ETN for each series of ETNs on the relevant initial valuation date equaled or will equal $0. On each subsequent calendar day until maturity or redemption of the relevant series of ETNs, the accrued fees per ETN for each series of ETNs will equal (1) the applicable accrued fees on the immediately preceding calendar day plus (2) the product of (i) the applicable closing indicative note value on the immediately preceding calendar day times (ii) the fee rate divided by (iii) 365. Because the accrued fees for such series of ETNs are calculated and subtracted from the applicable closing indicative note value on a daily basis, the net effect of the accrued fees for each series of ETNs accumulates over time and is subtracted at the rate of 0.89% per year.

The “fee rate” for each series of ETNs is 0.89%.

The “redemption charge” is a one-time charge imposed upon optional redemption and is equal to 0.05% times the applicable closing indicative note value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be greater or less than such costs.

An “optional redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date) relating to that series. The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date for that series of ETNs.

The “intraday indicative note value” per ETN for each series of ETNs on any valuation date will equal (a) the principal amount per ETN plus (b) the applicable intraday inverse index performance amount plus (c) the applicable accrued interest on the immediately preceding calendar day minus (d) the applicable accrued fees on the immediately preceding calendar day; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value for each series of ETNs will be published by NYSE Arca every 15 seconds on each valuation date under the following ticker symbols: “XXV.IV” for the XXV ETNs and “IVO.IV” for the IVO ETNs. As the intraday indicative note value for each series of ETNs is calculated using the applicable accrued fees and the applicable accrued interest on the immediately preceding calendar day, the intraday indicative note value for each series of ETNs published at any time during a given trading day will not reflect the applicable interest or fees that may have accrued over the course of such trading day.

The “intraday inverse index performance amount” for each series of ETNs equals the product of (a) negative one times (b) the principal amount per ETN times (c) the relevant intraday index performance percentage.

The “intraday index performance percentage” for each series of ETNs equals (a) (i) the most recently published level of the Index divided by (ii) the closing level of the Index on the relevant initial valuation date minus (b) 100%.

The “automatic redemption value” for each series of ETNs will be equal to the applicable closing indicative note value on the applicable automatic termination date.

An “automatic termination date” for each series of ETNs is any valuation date on which an automatic termination event occurs with respect to that series of ETNs.

An “automatic redemption date” for each series of ETNs will be the fifth business day following the applicable automatic termination date; provided that if the applicable calculation of the automatic redemption value for a series of ETNs is postponed as a result of a market disruption event, the automatic redemption date for that series will be the fifth business day after the applicable automatic redemption value is calculated.

A “business day” with respect to any series of ETNs means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “valuation date” with respect to the XXV ETNs means each trading day from July 16, 2010 to July 16, 2020, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to July 16, 2010 as the “initial valuation date” for the XXV ETNs and July 16, 2020 as the “final valuation date” for the XXV ETNs. A valuation date with respect to the IVO ETNs means each trading day from [—], 2011 to [—], 2021, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to [—], 2011 as the “initial valuation date” for the IVO ETNs and [—], 2021 as the “final valuation date” for the IVO ETNs.

A “trading day” with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

We will not pay you interest during the term of your ETNs.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Because your investment in the ETNs is linked to the inverse performance of the Index underlying your ETNs, an increase in the level of the Index will have a negative effect on the repayment amount upon maturity or redemption, whereas a decrease in the level of the Index will have a positive effect on the repayment amount. You may receive less than your original investment in the ETNs at maturity or upon redemption. Moreover, because the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge) may substantially reduce the amount of your return at maturity or upon redemption, the level of the Index underlying your ETNs may be required to decrease significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the level of the Index increases or does not decrease sufficiently to offset the negative effect of the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge), you may receive less than the principal amount of your investment at maturity or upon redemption. If the level of the Index increases sufficiently to trigger an automatic termination event with respect to your ETNs, your ETNs will be automatically redeemed at the applicable automatic redemption value, which is calculated after the close of business on the applicable automatic termination date; therefore, the payment you receive on the applicable automatic redemption date may be less than the applicable intraday indicative note value at the time of the automatic termination event with respect to your ETNs. Following the calculation of the applicable automatic redemption value, you will not benefit from any subsequent decrease in the Index.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price per ETN equal to the applicable closing indicative note value minus the applicable redemption charge facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable optional redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable optional redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable. Additionally, if an automatic termination event with respect to your ETNs occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the automatic redemption date at an amount equal to the automatic redemption value.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•

Uncertain Principal Repayment and Inverse Exposure—Because your investment in the ETNs is linked to the inverse performance of the Index, any increase in the level of the Index underlying your ETNs would result in a decrease in the repayment amount and may result in a payment at maturity or upon optional redemption that is less than your original investment or may result in automatic redemption at an amount that is less than your original investment if an automatic termination event with respect to your ETNs occurs. Moreover, if the level of the Index increases or does not decrease sufficiently to offset the negative effect of the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge), you may receive less than your original investment in the ETNs at maturity or upon redemption.

•

Market and Volatility Risk—The return on each series of ETNs is linked to the inverse performance of the Index, which in turn is linked to the prices of futures contracts on the VIX Index. The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the Index and the value of your ETNs in unforeseeable ways. In addition, as a result of this unpredictability, if the level of the Index increases sharply, an automatic termination event with respect to your ETNs may be triggered in an accelerated manner. If the historical frequency of precipitous increases in market volatility persist, it is highly likely that an automatic termination event will occur for both series of ETNs.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•

A Trading Market for the ETNs May Not Exist—We have listed the XXV ETNs on NYSE Arca. We plan to apply to list the IVO ETNs on NYSE Arca, but we cannot guarantee that such application will be approved. In any case, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC may or intend to engage in limited purchase and resale transactions in the ETNs. If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You are willing to accept the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular;

•	You are willing to accept the risk of an investment linked to the inverse performance of forward implied volatility of the S&P 500® Index;

•	You seek an investment with a return linked to the inverse performance of the Index;

•

You are willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of a series of ETNs if the intraday indicative note value for that series is equal to or less than $10.00 per ETN and in particular the risk associated with such event occurring unexpectedly at some point over the term of your ETNs in light of the volatility of the Index;

•

You believe the level of the Index underlying your ETNs will decrease by an amount sufficient to offset the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge) during the term of your ETNs;

•	You do not seek current income from this investment;

•	You do not seek a guaranteed return of principal; and

•	You are comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•	You are not willing to accept the risk of an investment linked to the inverse performance of forward implied volatility of the S&P 500® Index;

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings;

•

You are not willing to accept the risk of an investment that features an automatic termination event that results in an automatic redemption of a series of ETNs if the intraday indicative note value for that series is equal to or less than $10.00 per ETN and in particular the risk associated with such event occurring unexpectedly at some point over the term of your ETNs in light of the volatility of the Index;

•

You believe the level of the Index underlying your ETNs will increase or will not decrease by an amount sufficient to offset the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge) during the term of your ETNs;

•	You seek current income from this investment;

•	You seek a guaranteed return of principal; or

•	You are not comfortable with the creditworthiness of Barclays Bank PLC, as Issuer of the ETNs.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the VIX Index. If the ETNs are so treated, you should recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your ETNs as described above, but it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for your ETNs, see “Supplemental U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). As a result of Barclays Bank PLC’s ownership interest in BlackRock, Inc., BlackRock Fund Distribution Company is also deemed to have a conflict of interest within the meaning of NASD Rule 2720 in relation to this offering of ETNs. Consequently, this offering is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). For more information, please refer to “Plan of Distribution—Conflict of Interest” in the accompanying prospectus supplement with respect to Barclays Capital Inc. and to “Supplemental Plan of Distribution—Conflict of Interest” in this pricing supplement with respect to BlackRock Fund Distribution Company.

Hypothetical Examples

The following hypothetical examples show how the ETNs might have performed based on the past performance of the Index as applied to one selected historical period beginning on the base date for the Index (Example 1) and three hypothetical 10-year periods (Examples 2-4). The hypothetical examples illustrate the effect of an inverse investment in the Index and the impact of the accrued interest and accrued fees on the payment at maturity or, as applicable, redemption. The examples also illustrate the effect of the redemption charge, as applicable.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs is not indicative of the future results of the Index or the ETNs

Example 1:

In the following hypothetical example, the Index increased from 100,000.00 (the initial Index level for purposes of this example) on December 20, 2005, to 161,485.89 on November 12, 2008, such that an automatic termination event would have been triggered on November 12, 2008, if the ETNs were outstanding at that time. At the time of such hypothetical automatic termination event, the intraday level of the Index had increased by 61.49% from the closing level on December 20, 2005. In the example below, we have used the then prevailing investment rate for 28-day U.S. Treasury Bills during the relevant historical period as the T-Bill rate.

A	B	C	D	E	F	G	H
Date	Index Level	Index Performance Percentage	Inverse Index Performance Amount	Accrued Interest	Accrued Fees	Closing Indicative Note Value	Closing Indicative Note Value after Redemption Charge
A	B	B / Initial Index Level – 100%	-1 x $20 × C	Running Total	Running Total	$20+D+E-F	G – (G × 0.05%)
20-Dec-05	100,000.00	0.0000%	$0.0000	$0.0000	$0.0000	$20.0000
20-Jun-06	96,982.95	-3.0171%	$0.6034	$0.5165	$0.1042	$21.0157	$21.0052
20-Dec-06	46,048.51	-53.9515%	$10.7903	$1.1889	$0.2249	$31.7543	$31.7384
20-Jun-07	41,029.68	-58.9703%	$11.7941	$2.0043	$0.3717	$33.4266	$33.4099
20-Dec-07	64,380.84	-35.6192%	$7.1238	$2.6152	$0.5054	$29.2336	$29.2190
20-Jun-08	52,699.58	-47.3004%	$9.4601	$2.8968	$0.6384	$31.7184	$31.7026

Intraday Level on	Index Level	Index Performance Percentage	Inverse Index Performance Amount	Accrued Interest	Accrued Fees	Intraday Indicative Note Value
12-Nov-08	161,485.89	61.4859%	-$12.2972	$3.0335	$0.7363	$10.00

Closing Level on	Index Level	Index Performance Percentage	Inverse Index Performance Amount	Accrued Interest	Accrued Fees	Closing Indicative Note Value	Automatic Redemption Value*
12-Nov-08	166,657.78	66.6578%	-$13.3316	$3.0335	$0.7363	$8.9656	$8.9656

			Index Total Return:				66.66%
			Automatic Redemption Value:				$8.97
			Total Return on the ETNs:				-55.17%

*	If an automatic termination event for a series of ETNs occurs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed at the applicable automatic redemption value, which is equal to the applicable closing indicative note value on the applicable automatic termination date.

Hypothetical Examples

Example 2:

In the following hypothetical example, the Index decreased from 116,379.54 (the initial Index level for purposes of this example) to 58,189.77 at maturity. In this example, we assume a constant T-Bill rate of 0.89% throughout the term of the ETNs.

A	B	C	D	E	F	G	H
Year	Index Level	Index Performance Percentage	Inverse Index Performance Amount	Accrued Interest	Accrued Fees	Closing Indicative Note Value	Closing Indicative Note Value after Redemption Charge
A	B	B /Initial Index Level – 100%	-1 × $20 × C	Running Total	Running Total	$20+D+E-F	G – (G × 0.05%)
0	116,379.54	0.0000%	$0.0000	$0.0000	$0.0000	$20.0000
1	108,585.95	-6.6967%	$1.3393	$0.1780	$0.1780	$21.3393	$21.3286
2	101,314.27	-12.9449%	$2.5890	$0.3679	$0.3679	$22.5890	$22.5777
3	94,529.56	-18.7748%	$3.7550	$0.5690	$0.5690	$23.7550	$23.7431
4	88,199.20	-24.2142%	$4.8428	$0.7804	$0.7804	$24.8428	$24.8304
5	82,292.76	-29.2893%	$5.8579	$1.0015	$1.0015	$25.8579	$25.8450
6	76,781.86	-34.0246%	$6.8049	$1.2316	$1.2316	$26.8049	$26.7915
7	71,640.01	-38.4428%	$7.6886	$1.4702	$1.4702	$27.6886	$27.6748
8	66,842.49	-42.5651%	$8.5130	$1.7166	$1.7166	$28.5130	$28.4987
9	62,366.25	-46.4113%	$9.2823	$1.9704	$1.9704	$29.2823	$29.2677
10	58,189.77	-50.0000%	$10.0000	$2.2310	$2.2310	$30.0000

Annualized Index Return:			-6.70%	Index Total Return:			-50.00%
Annualized Return on the ETNs:			4.14%	Total Return on the ETNs:			50.00%

Hypothetical Examples

Example 3:

In the following hypothetical example, the Index increased from 96,982.95 (the initial Index level for purposes of this example) to 116,379.54 at maturity. In this example, we assume a constant T-Bill rate of 3.00% throughout the term of the ETNs.

This example shows that the return on the ETNs may be positive even if the performance of the Index is also positive, due to the effect of the accrued interest.

A	B	C	D	E	F	G	H
Year	Index Level	Index Performance Percentage	Inverse Index Performance Amount	Accrued Interest	Accrued Fees	Closing Indicative Note Value	Closing Indicative Note Value after Redemption Charge
A	B	B / Initial Index Level – 100%	-1 × $20 × C	Running Total	Running Total	$20+D+E-F	G – (G × 0.05%)
0	96,982.95	0.0000%	$0.0000	$0.0000	$0.0000	$20.0000
1	98,922.61	2.0000%	-$0.4000	$0.6000	$0.1780	$20.0220	$20.0120
2	100,862.27	4.0000%	-$0.8000	$1.2007	$0.3562	$20.0445	$20.0345
3	102,801.93	6.0000%	-$1.2000	$1.8020	$0.5346	$20.0674	$20.0574
4	104,741.59	8.0000%	-$1.6000	$2.4040	$0.7132	$20.0908	$20.0808
5	106,681.25	10.0000%	-$2.0000	$3.0067	$0.8920	$20.1147	$20.1046
6	108,620.90	12.0000%	-$2.4000	$3.6102	$1.0710	$20.1392	$20.1291
7	110,560.56	14.0000%	-$2.8000	$4.2144	$1.2503	$20.1641	$20.1540
8	112,500.22	16.0000%	-$3.2000	$4.8193	$1.4297	$20.1896	$20.1795
9	114,439.88	18.0000%	-$3.6000	$5.4250	$1.6094	$20.2156	$20.2055
10	116,379.54	20.0000%	-$4.0000	$6.0314	$1.7893	$20.2421

Annualized Index Return:			1.84%	Index Total Return:			20.00%
Annualized Return on the ETNs:			-0.12%	Total Return on the ETNs:			1.21%

Hypothetical Examples

Example 4:

In the following hypothetical example, the Index decreased from 116,379.54 (the initial Index level for purposes of this example) to 110,560.56 at maturity. In this example, we assume a constant T-Bill rate of 0.25% throughout the term of the ETNs.

This example shows that the return on the ETNs may be negative even if the performance of the Index is also negative, due to the effect of the accrued fees.

A	B	C	D	E	F	G	H
Year	Index Level	Index Performance Percentage	Inverse Index Performance Amount	Accrued Interest	Accrued Fees	Closing Indicative Note Value	Closing Indicative Note Value after Redemption Charge
A	B	B / Initial Index Level – 100%	-1 × $20 × C	Running Total	Running Total	$20+D+E-F	G – (G × 0.05%)
0	116,379.54	0.0000%	$0.0000	$0.0000	$0.0000	$20.0000
1	115,797.64	-0.5000%	$0.1000	$0.0500	$0.1780	$19.9720	$19.9620
2	115,215.74	-1.0000%	$0.2000	$0.0999	$0.3558	$19.9442	$19.9342
3	114,633.85	-1.5000%	$0.3000	$0.1498	$0.5333	$19.9165	$19.9065
4	114,051.95	-2.0000%	$0.4000	$0.1996	$0.7105	$19.8891	$19.8792
5	113,470.05	-2.5000%	$0.5000	$0.2493	$0.8875	$19.8618	$19.8519
6	112,888.15	-3.0000%	$0.6000	$0.2990	$1.0643	$19.8347	$19.8248
7	112,306.26	-3.5000%	$0.7000	$0.3485	$1.2408	$19.8077	$19.7978
8	111,724.36	-4.0000%	$0.8000	$0.3981	$1.4171	$19.7810	$19.7711
9	111,142.46	-4.5000%	$0.9000	$0.4475	$1.5932	$19.7544	$19.7445
10	110,560.56	-5.0000%	$1.0000	$0.4969	$1.7690	$19.7279

Annualized Index Return:			-0.51%	Index Total Return:			-5.00%
Annualized Return on the ETNs:			-0.14%	Total Return on the ETNs:			-1.36%

RISK FACTORS

The ETNs are unsecured indebtedness of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on each series of ETNs is linked to the inverse performance of the Index. Investing in a series of ETNs is not equivalent to directly taking short positions in the futures included in the Index or the Index itself. See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

Each Series of ETNs Is Linked to the Inverse Performance of the Index

Your investment in each series of ETNs is linked to the inverse, or “short”, performance of the Index. Therefore, notwithstanding the gains resulting from the applicable accrued interest and the negative effect of the applicable accrued fees, your ETNs will generally appreciate as the level of the Index decreases and will decrease in value as the level of the Index increases. You may lose some or all of your investment if the level of the Index increases over the term of your ETNs.

The Two Series of ETNs Described in this Pricing Supplement Have Different Terms and Conditions, Which Will Significantly Impact the Value of Your ETNs

This pricing supplement relates to two different series of ETNs, and each series of ETNs has different terms and conditions. For example, the two series of ETNs have different inception dates, issue dates, initial valuation dates, final valuation dates and maturities. In addition, the participation values of the two series, which are intended to approximate the ratio of (1) the value of the notional exposure per ETN of a series to the performance of the Index relative to (2) the value of each ETN of that series, will be different from one another on any given valuation date. The different terms and conditions of the two series of ETNs will have a significant impact on the value of your ETNs, particularly when considered over the term of each series of ETNs, and you should carefully consider the terms and conditions of each series of ETNs described in this pricing supplement before investing in either or both of them.

We Will Automatically Redeem Your ETNs if, on Any Valuation Date Prior to or On the Relevant Final Valuation Date, the Applicable Intraday Indicative Note Value of the ETNs is Less Than or Equal to 50.0% of the Principal Amount per ETN

If, on any valuation date prior to or on the relevant final valuation date, the applicable intraday indicative note value of a series of ETNs becomes less than or equal to $10.00 per ETN or 50.0% of the principal value of the ETNs, an automatic termination event will be deemed to have occurred and that series of ETNs will be automatically redeemed (in whole but not in part) in an amount equal to the applicable automatic redemption value. Upon the occurrence of an automatic termination event for a series of ETNs, the applicable series of ETNs will be automatically redeemed even if the applicable intraday indicative note value at any time after the occurrence of the automatic termination event for that series exceeds $10.00 per ETN.

An Automatic Termination Event May Occur As A Result of a Precipitous Increase in Volatility in the U.S. Equity Markets and is Highly Likely to Occur if the Historical Frequency of Precipitous Increases in Volatility in the U.S. Equity Markets Persists

Historically, volatility levels of the U.S. equity markets have tended to react to rapid market downturns and stress events by spiking up precipitously. In these circumstances, it is expected that the level of the Index would react to such volatility by similarly increasing at a precipitous rate. For example, as illustrated under “The Index—Historical Performance of the Index”, if the Index had been in existence between September 1, 2008 and December 1, 2008, which was a period that experienced high levels of volatility in the U.S. equity markets and a significant decline in the S&P 500® Index, the level of the Index would have increased from 48,680.08 on September 1, 2008 to 189,779.55 on December 1, 2008. Moreover, as Example 1 in the section “Hypothetical Examples” illustrates, an automatic termination event would have been triggered during this period had the ETNs been outstanding at that time. Therefore, if periods of high market volatility occur during the term of your ETNs, in particular in connection with rapid market downturns and stress events, the level of the Index may increase at a precipitous rate, which may result in triggering an automatic termination event for either or both series of ETNs. If the historical frequency of precipitous increases in market volatility persist, it is highly likely that an automatic termination event will occur with respect to both series of ETNs.

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by taking positions in the VIX futures (which are used to calculate the Index) or related instruments. On the occurrence of an automatic termination event with respect to a series of ETNs, we or one or more of our affiliates may unwind such hedges. Any of these hedging or unwinding activities may adversely affect the market price of those instruments or items and, therefore, the level of the Index, the market value of the ETNs and/or the applicable automatic redemption value. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” and “Hedging Activities (Including Unwinding of Hedges) by Barclays Bank PLC or Its Affiliates That Involve Trading or Other Transactions in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event With Respect to a Series of ETNs and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Applicable Automatic Redemption Value” in this pricing supplement for more details

The Occurrence of an Automatic Termination Event May Adversely Affect the Value of, and the Ability to Sell or Redeem, the ETNs

As discussed above, we will automatically redeem a series of ETNs (in whole, but not in part) upon the occurrence of an automatic termination event with respect to that series. The payment you receive following the redemption of your ETNs in this situation will most likely be significantly less than the principal amount of your ETNs and, if the level of the Index continues to increase precipitously from the occurrence of the automatic termination event to the close of business on the applicable automatic termination date, may equal $0. The automatic redemption of your ETNs upon the occurrence of an applicable automatic termination event may adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following the occurrence of an automatic termination event. Additionally, if you elect to redeem your ETNs and an applicable automatic termination event occurs after your election but prior to the close of business on the applicable valuation date, your election to redeem will be deemed ineffective, and your ETNs will be automatically redeemed on the applicable automatic redemption date at an amount equal to the applicable automatic redemption value.

If an Automatic Termination Event Occurs With Respect to a Series of ETNs, Your Payment on the Applicable Automatic Redemption Date May Be Less Than the Applicable Intraday Indicative Note Value at the Time of the Automatic Termination Event

As discussed above, we will automatically redeem a series of ETNs (in whole but not in part) if the intraday indicative note value of the ETNs of that series becomes less than or equal to 50.0% of the principal amount of each ETN or $10.00 per ETN. The intraday indicative note value for each series of ETNs is published by the NYSE Arca and is based on the latest published level of the Index. It is possible that the market prices of the relevant futures underlying the Index may vary significantly between the time of the applicable automatic termination event and the time the applicable automatic redemption value is calculated after the close of business on the applicable automatic termination date, including potentially as a result of our trading activities or unwinding our hedges during this period, as described further in the risk factors “Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the

Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event With Respect to a Series of ETNs and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Applicable Automatic Redemption Value” and “Hedging Activities (Including Unwinding of Hedges) by Barclays Bank PLC or Its Affiliates That Involve Trading or Other Transactions in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event With Respect to a Series of ETNs and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Applicable Automatic Redemption Value of the ETNs”. As a result, you may receive a payment following an automatic termination event that is significantly less than 50.0% of the principal amount of your ETNs. The minimum automatic redemption value is $0 per ETN, meaning that you can lose up to your entire principal amount following the occurrence of an automatic termination event.

Unlike Certain Inverse Exchange Traded Funds, Your ETNs Do Not Include a Daily “Reset” Mechanism, and Accordingly the Daily Performance of the ETNs Does Not Reflect a Compounded Return

Your ETNs operate differently than certain inverse exchange traded funds (“ETFs”) that have a daily “reset” mechanism that seeks to provide investors in such ETFs a return based on a fixed multiple of the inverse performance of an underlying reference asset on a given day. The “reset” mechanism of such ETFs is applied so that the return on investments in such ETFs will correspond to a fixed multiple (e.g., negative one times) of the daily return on the underlying reference asset on any given day, before fees and expenses. The reset mechanism of such ETFs has the impact of compounding the performance of the underlying reference asset on a daily basis. This compounding effect can be positive for the investor, particularly if there are consistently negative returns each day for the underlying reference asset.

Your ETNs do not operate in this manner, as they do not have a daily reset mechanism. Nor do your ETNs target a fixed multiple (e.g., negative one times) of the daily return in the performance of the Index. Instead, your ETNs are designed to target a return of negative one times the performance of the Index over the term of the ETNs. As a consequence, the daily returns on the inverse performance of the Index are not compounded.

The Ratio Between the Value of Your ETNs and the Notional Exposure to the Underlying Index of Each ETN Will Fluctuate During the Term of Your ETNs

As mentioned in the previous risk factor, your ETNs do not incorporate a “reset” mechanism that regularly adjusts the notional exposure to the performance of the Index in order to achieve certain short-term performance characteristics, such as delivering a fixed daily multiple of Index percentage returns. Such “reset” mechanisms typically act to keep a constant ratio between the value of each security and the exposure to the relevant index underlying such security.

Since your ETNs do not “reset” in this manner, the extent to which your ETNs participate in the inverse performance of the Index, as measured by multiples of daily percentage returns or, equivalently, as measured by the ratio between the notional exposure to the performance of the Index and the value of each ETN, is likely to differ from a multiple of negative one. Consequently, both on any given day and over longer periods, your investment in the ETNs may underperform compared to a comparable investment where the daily return tracks a multiple of negative one times the performance of the underlying reference asset. For more information on how you will be able to obtain an indication of the participation of the ETNs in the performance of the Index on a daily basis, see “Valuation of the ETNs—Participation”.

Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Accrued Fees, Regardless of the Performance of the Index

Your payment at maturity or upon redemption will be significantly reduced by the applicable accrued fees (and, in the case of optional redemption, a one-time redemption charge). The accrued fees for each series of ETNs are compounded daily and will increase at a rate of 0.89% throughout the term of the ETNs. As such, the level of the Index must decrease significantly in order to offset the substantial accrued fees (and, in the case of optional redemption, the one-time redemption charge). If the level of the Index does not decrease sufficiently, your return at maturity or upon redemption may be less than that of a comparable investment in ETNs with lower fees and may also be less than the principal amount of your investment in the ETNs.

The Accrued Fees May Be Greater Than, and the Accrued Interest May Be Less Than, the Fees or Interest You May Accrue in Connection With an Alternative Investment

The closing indicative note value, and therefore your payment at maturity or upon redemption, is increased through the addition of accrued interest and reduced by the deduction of accrued fees (and, in the case of optional redemption, a redemption charge). See “Your Payment at Maturity or Upon Redemption Will Be Significantly Reduced by the Accrued Fees, Regardless of the Performance of the Index” above for more information regarding the calculation of accrued fees. The accrued interest seeks to represent an amount of interest that investors might receive if they were to invest an amount equal to the closing indicative note value into an interest-bearing bank account. If the accrued fees (and, in the case of optional redemption, a redemption charge) are greater than, and the accrued interest is less than, the fees and interest you may have otherwise incurred or accrued in connection with an alternative investment in the inverse performance of the Index over the same term, your return on the ETNs may be less than your return on such alternative investment.

Changes in the 28-Day U.S. Treasury Bill Rate May Affect the Value of Your ETNs

The value of each series of ETNs is linked, in part, to the rate of interest that could be earned on an investment of the value of that series of ETNs at the T-Bill rate, which comprises the weekly investment rate for 28-day U.S. Treasury bills (as described in further detail under “Specific Terms of the ETNs”). Changes in the prevailing investment rate for 28-day U.S. Treasury bills, and therefore the T-Bill rate, may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Any decrease in T-Bill rate will decrease the rate at which the accrued interest increases for each series of ETNs and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon redemption.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Barclays Bank PLC currently serves or initially will serve as the calculation agent for each series of ETNs. The calculation agent will, among other things, decide the amount of the return paid out to you on your ETNs at maturity, upon optional redemption or upon redemption following an automatic termination event with respect to your ETNs. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index or to postpone the relevant valuation date or the relevant maturity date. The calculation agent will exercise its judgment when performing its functions. Since determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such determination.

The VIX Index Is a Theoretical Calculation and Is Not a Tradable Index

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contained in the Index is based on this theoretically derived calculation. As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

Your ETNs Are Not Linked to the Inverse of the VIX Index and the Value of Your ETNs May Be Less Than It Would Have Been Had Your ETNs Been Linked to the Inverse of the VIX Index

The value of your ETNs will be linked to the inverse performance of the underlying Index, and your ability to benefit inversely from any rise or fall in the level of the VIX Index is limited. The Index underlying your ETNs is based upon holding a rolling long position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from decreases in the level of the VIX Index because such decreases will not necessarily cause the level of VIX Index futures to decrease. Accordingly, a hypothetical investment that was linked directly to the inverse performance of the VIX Index could generate a higher return than your ETNs.

The VIX Index Is A Measure of Forward Volatility of the S&P 500® Index and Your ETNs Are Not Linked to the Options Used to Calculate the VIX Index, to the Actual Volatility of the S&P 500® Index or the Equity Securities Included in the S&P 500® Index, Nor Will the Return on Your ETN Be a Participation in the Actual Volatility of the S&P 500® Index

The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index. The actual volatility of the S&P 500® Index may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index. The value of your ETNs is based on the value of the relevant futures on the VIX Index included in the Index underlying your ETNs. Your ETNs are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

Changing Prices of the Futures Contracts Included in the Index May Result in a Reduced Amount Payable at Maturity or Upon Redemption

The Index is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. Many of the contracts included in the Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. VIX futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures. The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Index and consequently increase the value of your ETNs. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related VIX Index price relative to the unwind price of the relevant VIX Index futures contract at the time of hypothetical sale of the contract. Since your ETNs are linked to the inverse performance of the index such positive “roll yield” could adversely affect the performance of your ETNs and, accordingly, decrease the payment you receive at maturity or upon redemption. Moreover, the effect of positive roll yield could contribute to the occurrence of an automatic termination event for a series of ETNs in certain circumstances

The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level, and If the Spot Level of the VIX Index Behaves Consistently With Past Trends, Your Returns on the ETNs Would Be Limited

In the past, the level of the VIX Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band. If the spot level of the VIX Index behaves consistently with past trends, and the potential upside of your investment in your ETNs would correspondingly be limited as a result.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the S&P 500® Index, the VIX Index or the Underlying Index Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor and the CBOE concerning the calculation of the level of the S&P 500® Index, the VIX Index and the Index, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the S&P 500® Index, the VIX Index or the Index, respectively, could affect the value of the Index and, therefore, the amount payable on your ETNs at maturity or upon redemption and the market value of your ETNs prior to maturity.

S&P can add, delete or substitute the equity securities underlying the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index. S&P can also add, delete or substitute the futures contracts underlying the underlying Index or make other methodological changes that could change the level of the Index. The changing of equity securities included in the S&P 500® Index may affect the S&P 500® Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index. The changing of the futures contracts underlying the Index may affect the performance of the Index in similar ways. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index or the Index. Any of these actions could adversely affect the value of your ETNs. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index or the Index. See “The S&P 500® Index” and “The Index” below.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your ETNs. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your ETNs. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your ETNs. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “The VIX Index” below.

If events such as these occur, or if the value of any underlying Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of such Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Modifications to the Index—Market Disruption and Force Majeure Events Relating to the ETNs” and “—Role of Calculation Agent”.

The Index May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Index is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an Index, may be subject to certain risks not presented by U.S. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Index and VIX Index Futures Have Limited Historical Information

The Index underlying your ETNs was created in December 2008, and the index sponsor has published limited information about how the Index would have performed had it been calculated in the past. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index and the VIX Index futures that underlie them are of recent origin and limited or no historical performance data exists with respect to them, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

Your ETNs are Linked to an Excess Return Index and Not a Total Return Index

The ETNs are linked to an excess return index and not a total return index. The Index is intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. The Index is calculated on an excess return basis because the Index level on any given index business day does not reflect the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index. By contrast, the total return version of the Index (i.e., the S&P 500 VIX Short-Term Futures™ Index TR) is intended to reflect the returns that are potentially available through such an unleveraged investment plus the specified Treasury Bill rate that could be earned on the notional value of the Index, which would then be reinvested at that rate. Investing in the ETNs may, therefore, not generate the same return as one would obtain from investing in the inverse performance of the total return version of the Index.

Historical Levels of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of any Index During the Term of the ETNs

It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

Hedging Activities (Including Unwinding of Hedges) by Barclays Bank PLC or Its Affiliates That Involve Trading or Other Transactions in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index May Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event With Respect to a Series of ETNs and, Upon the Occurrence of an Automatic Termination Event, Could Adversely Affect the Applicable Automatic Redemption Value

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of those instruments or items and, therefore, the level of the Index, the market value of your ETNs, the intraday indicative note value of your ETNs and/or, upon the occurrence of an applicable automatic termination event, the automatic redemption value of your ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of your ETNs declines. It is also possible that the hedging activities by us or one or more of our affiliates could cause the intraday indicative note value of a series of ETNs to become less than or equal to 50.0% of the principal amount per ETN, thereby triggering an automatic termination event for that series. In addition, it is possible that, upon the occurrence of an automatic termination event with respect to a series of ETNs, our hedging activities, unwind of our hedges, or any other trading activities may act to increase the level of the Index between the occurrence of the automatic termination event and the calculation of the applicable automatic redemption value after the close of business on the applicable automatic termination date and could have an adverse effect on the applicable automatic redemption value, including resulting in a payment to investors on the applicable automatic redemption date that is less than the applicable intraday indicative note value at the time of the automatic termination event.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying the S&P 500® Index or Instruments Linked to the Index, the VIX Index, the S&P 500® Index, or the Equity Securities Underlying the S&P 500® Index (Other Than Hedging Activities) May Also Impair the Market Value of the ETNs, Could Trigger an Automatic Termination Event With Respect to a Series of ETNs and, Upon the Occurrence of an Applicable Automatic Termination Event, Could Adversely Affect the Applicable Automatic Redemption Value

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. In particular with respect to VIX futures (which form the basis of the Index) and other derivative financial instruments linked to the VIX Index, as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers, we and/or one or more of our affiliates may represent a significant portion, or even a majority, of the reported traded volume of such instruments on any given index business day. Any of these activities could adversely affect the level of the Index, the market price of those instruments or items and, therefore, the market value of your ETNs and/or the intraday indicative note value of your ETNs, which could trigger the occurrence of an automatic termination event with respect to your ETNs. In addition, we would expect to continue to engage in these activities from the occurrence of an automatic termination event with respect to a series of ETNs to the close of business on the applicable automatic termination date when the applicable automatic redemption value is calculated, and accordingly such activities could have an adverse effect on the applicable automatic redemption value. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of your ETNs and/or the intraday indicative note value of your ETNs, which could trigger the occurrence of an automatic termination event with respect to your ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the

Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index that are not for the account of holders of the ETNs or on their behalf. In particular with respect to VIX futures (which form the basis of the Index) and other derivative financial instruments linked to the VIX Index, as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers, we or one or more of our affiliates may represent a significant portion, or even a majority, of the reported traded volume of such instruments on any given index business day. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in hedging or loss reduction transactions, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, the VIX Index, the S&P 500® Index or any financial instrument linked thereto, could be adverse to the interests of the holders of the ETNs and could trigger the occurrence of an automatic termination event with respect to a series of ETNs.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index and, therefore, the market value of your ETNs. It is also possible that trading activities by us and/or one or more of our affiliates could cause the intraday indicative note value of a series of ETNs to become less than or equal to 50.0% of the principal amount per ETN, thereby triggering an automatic termination event for that series. It is also possible that, upon the occurrence of an automatic termination event with respect to a series of ETNs, our trading activities or unwind of our hedges may act to increase the level of the Index between the occurrence of the automatic termination event and the calculation of the applicable automatic redemption value after the close of business on the applicable automatic termination date, resulting in a payment to investors on the applicable automatic redemption date that is less than the applicable intraday indicative note value at the time of the automatic termination event.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Barclays Bank PLC and Its Affiliates Have No Affiliation with S&P and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time

Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., is the sponsor of the Index. We and our affiliates are not affiliated with S&P in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding S&P’s methods or policies relating to the calculation of the Index in its capacity as the sponsor of the Index. S&P is not under any obligation to continue to calculate the Index or required to calculate any successor index. If S&P discontinues or suspends the calculation of the

Index, it may become difficult to determine the value of the ETNs or the amount payable at maturity or upon redemption. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity or upon redemption will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. Substantially all disclosure in this pricing supplement regarding the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the ETNs, should make your own investigation into the Index and S&P. S&P has no obligation to consider your interests as a holder of the ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

We have listed the XXV ETNs on NYSE Arca. We plan to apply to list the IVO ETNs on NYSE Arca, but we cannot guarantee that such application will be approved. In any case, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may or intend to engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on any securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the XXV ETNs and we intend to sell a portion of the IVO ETNs on their respective inception dates, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs of either series outstanding or held by persons other than our affiliates could be reduced at any time due to optional redemptions of the ETNs of the relevant series. Accordingly, the liquidity of the market for a series of ETNs could vary materially over the term of ETNs of that series. While you may elect to redeem your ETNs prior to maturity, optional redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any optional redemption date.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on an optional redemption date. You may only redeem your ETNs on an applicable optional redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable optional redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. Additionally, if an automatic termination event occurs with respect to your ETNs after we receive your notice of redemption but prior to the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and we will automatically redeem your ETNs on the applicable automatic redemption date at an amount equal to the applicable automatic redemption value. See “Specific Terms of the ETNs—Optional Redemption Procedures” in this pricing supplement for more information.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date or Immediately Following an Automatic Termination Event, the Calculation Agent Can Postpone the Determination of, As Applicable, the Closing Indicative Note Value, the Automatic Redemption Value or the Maturity Date or a Redemption Date

The determination of the value of a series of ETNs on a valuation date, including the relevant final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date be postponed by more than five trading days. As a result, the maturity date or an optional redemption date for a series of ETNs could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Similarly, if the calculation agent is prevented from determining the applicable automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event for a series of ETNs, the calculation agent may determine the applicable automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the applicable automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the applicable automatic redemption value prior to or at the close of trading on the fifth trading day. See also “If Your ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Index”.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the index components and Index will affect the market value of the ETNs of each series more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs of each series. Factors that may influence the market value of a series of ETNs include:

•

prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

•	supply and demand for that series of ETNs, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the ETNs of that series;

•	interest rates;

•

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

You Will Not Benefit from Any Decrease in the Level of the Index If Such Decrease Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not decrease by an amount sufficient to offset the applicable accrued fees (and, in the case of optional redemption, the applicable redemption charge) between the applicable inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon optional redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently low to offset the applicable accrued fees.

If Your ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Index

If, on any valuation date, the intraday indicative note value of a series of ETNs becomes less than or equal to $10.00 per ETN or 50.0% of the principal amount of the ETNs, an automatic termination event will be deemed to have occurred with respect to that series and that series of ETNs will be automatically redeemed. Following the occurrence of an automatic termination event with respect to a series of ETNs, you will not benefit from any subsequent decrease in the level of the Index that occurs after the close of business on the applicable automatic termination date even if such decrease occurs prior to the applicable automatic redemption date. Instead, you will receive a payment on the applicable automatic redemption date equal to the applicable automatic redemption value.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the index components included in the Index may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery amounts in respect of the futures contracts included in the Index underlying your ETNs.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until redemption or maturity and whether all or part of the gain you may recognize upon sale, redemption or maturity of an instrument such as the ETNs could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark at least a portion of your ETNs to market at the end of each year

(i.e., recognize gain or loss as if your ETNs or the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Supplemental U.S. Federal Income Tax Considerations” below.

THE INDEX

We have derived the following description of the Index from the S&P U.S. Index Committee Rules, which govern the management and calculation of the Index and are published by the index sponsor. We have also derived certain information about the Index, the S&P 500® Index and the VIX Index from public sources without independent verification.

The Index is designed to reflect the returns that are potentially available through an unleveraged investment in one-month and two-month futures contracts on the VIX Index (“VIX futures”). VIX futures reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500® Index. Futures on the VIX Index provide investors the ability to invest in forward volatility based on their view of the future direction or movement of the VIX Index. The Index is calculated based on the strategy of continuously owning a rolling portfolio of one-month and two-month VIX futures to target a constant weighted average futures maturity of one month.

The Index is intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index. The Index is calculated on an excess return basis because the Index level on any given index business day does not reflect the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index. By contrast, the total return version of the Index (i.e., the S&P 500 VIX Short-Term Futures™ Index TR) is intended to reflect the returns that are potentially available through such an unleveraged investment plus the specified Treasury Bill rate that could be earned on the notional value of the Index, which would then be reinvested at that rate.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Publication of Index Values

The level of the Index is calculated in accordance with the method described in “—Composition of the Index” below. The value of the Index at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the ticker symbol “SPVXSP”.

The S&P 500® Index

The index sponsor publishes the S&P 500® Index. The S&P 500® Index is intended to provide a broad performance benchmark for the U.S. equity markets. The daily calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The index sponsor chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

The VIX Index

We have derived substantially all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, the CBOE. We make no representation or warranty as to the accuracy or completeness of such information. The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE. The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index. The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500® Index. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index. During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500® Index.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index provide investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500® Index will increase may buy VIX futures, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500® Index will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “VX.”

Futures Markets

The Index is composed of futures contracts on the VIX Index. Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Index

The Index is composed of one-month and two-month VIX futures and is intended to reflect the returns that are potentially available through an unleveraged investment in such VIX futures with a notional exposure equal to the Index level.

The Index rolls its exposure to the underlying VIX futures on a daily basis. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Index operates by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position. The Index targets a constant weighted average maturity for the VIX futures underlying the Index of one month.

Calculation of the Index

The Index models returns from a long VIX futures position that is rolled continuously throughout the period between futures expiration dates. The Index measures the return from a rolling long position in the first and second month VIX futures. The Index rolls continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract. Each series of ETNs is linked inversely to the excess return version of the Index, which, in comparison to the total return version of the Index, excludes interest accrual on the notional value of the Index and the reinvestment of such interest.

On any index business day, t, the Index is calculated as follows:

IndexERt = IndexERt-1 * (1+ CDRt)

where:

IndexERt-1 = The Index on the preceding business day, defined as any date on which the Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding business day.

TWDOt is the Total Dollar Weight Obtained on t, as determined by the following formula:

TWDIt-1 is the Total Dollar Weight Obtained on t-1, as determined by the following formula:

where:

CRWi,t = Contract Roll Weight of the ith VIX futures contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX futures contract on date t.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date. Thus, the Index is rolling on a continual basis. On the business date after the current roll period ends the following roll period will begin. In calculating the return of the Index, the Contract Roll Weights (CRWi,t) of each of the contracts in the Index, on a given day, t, are determined as follows:

where:

dt =	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX futures holding is sold and an equal notional amount of the second month VIX futures is bought. The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following roll period starts when the old second month VIX futures contract becomes the new first month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Base Date

The base date of the Index is December 20, 2005 at a base value of 100,000.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of historical Index calculations, the following assumptions have been made in interpolating VIX futures prices from near-by listed contracts.

When ith future was not listed, but ith +1 and ith-1 futures were listed, the following interpolation has been assumed:

When ith and ith+1 futures were not listed, but ith+2 and ith-1 futures were listed, the following interpolation has been assumed:

When ith, ith+1 and ith+2 futures were not listed, the following interpolation has been assumed:

where:

Ti = Expiration of the ith VIX futures contract

BDays = Number of business days between VIX futures expiration days

Index Governance

The S&P 500 VIX Futures Index Committee maintains the Index. The Index Committee meets regularly. At each meeting, the Index Committee reviews any significant market events. In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The index sponsor considers information about changes to its indices and related matters to be potentially market moving and material.

Therefore, all Index Committee discussions are confidential.

Historical Performance of the Index

The following graph illustrates the performance of the Index since December 20, 2005. Data from that date to the index commencement date represents hypothetical values as if the Index had been established on December 20, 2005 and calculated according to the methodology described above since that date. Data for dates from and including the index commencement date represent the actual values of the Index as calculated on such dates.

The historical performance of the Index shown below should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will decrease sufficiently to cause holders of the relevant ETNs to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such ETNs (after taking into account the effect of the applicable accrued interest and the applicable accrued fees).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

License Agreement

We have entered into an agreement with S&P, the index sponsor that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the Index in connection with certain securities.

Modifications to the Index

The index sponsor may revise Index policy for timing of rebalancings or other matters as described above under “The Index—Index Governance”. The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of an Index”. The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Index

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of each Index based on the most recent prior closing futures prices published by the CBOE and the roll of the Index for that day will be carried to the next CBOE business day as described above under “Composition of the Index—Contract Rebalancing”. If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish the Index for that day.

If an exchange introduces a holiday during the month of an Index calculation, the Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “Composition of the Index—Contract Rebalancing”.

Market Disruption and Force Majeure Events Relating to the ETNs

If the Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index, any futures contract underlying the Index and/or the ability to hedge the Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index. The determination of the value of an ETN on a valuation date, including its final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

If the calculation agent is prevented from determining an automatic redemption value because a market disruption event occurs or is continuing following the occurrence of an automatic termination event with respect to a series of ETNs, the calculation agent may determine the applicable automatic redemption value when the market disruption event has ceased to occur. However, if such market disruption event is continuing on the fifth trading day after the applicable automatic termination date, the calculation agent may make a good faith estimate in its sole discretion of the value of the Index and will determine the automatic redemption value prior to the close of trading on the fifth trading day. See also “If Your ETNs Are Automatically Redeemed Following the Occurrence of an Automatic Termination Event, You Will Not Benefit From Any Subsequent Decrease in the Level of the Index”.

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•	the index sponsor does not publish the level of the Index on any index business day;

•

a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® Index on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® Index as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® Index are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

•

a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•

a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

•	a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

•	on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying the Index;

•

any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying the Index; and

•	the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect the Index, any futures contract underlying the Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® Index or the VIX Index (or the relevant successor index);

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•

a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

•	a price change exceeding limits set by such relevant exchange,

•	an imbalance of orders relating to such options, or

•	a disparity in bid and ask quotes relating to such options

will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•	a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500® Index, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® Index or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

An “index business day” is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Disclaimer

The ETNs are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of either Index to track market performance. S&P’s and CBOE’s only relationship to Barclays is the licensing of certain trademarks and trade names of S&P, CBOE and the Index which are determined, composed and calculated by S&P without regard to Barclays or the ETNs. S&P has no obligation to take the needs of Barclays or the owners of the ETNs into consideration in determining, composing or calculating the Index. S&P and CBOE are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETNs to be issued or in the determination or calculation of the equation by which the ETNs is to be converted into cash. S&P and CBOE have no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P AND CBOE MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS, INCLUDING CBOE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™” and “S&P 500 VIX Short-Term Futures™” are trademarks of S&P and have been licensed for use by Barclays. “VIX” is a registered trademark of the CBOE and has been licensed for use by S&P.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the Index level (or failure to publish such value) and any use to which any person may put the Index or their respective levels. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the Index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

VALUATION OF THE ETNs

The market value of the ETNs of each series will be affected by several factors, many of which are beyond our control. Factors that may influence the market value of the ETNs of each series include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index or any other financial instruments related to the S&P 500® Index and the VIX Index; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Note Value

An “intraday indicative note value” meant to approximate the intrinsic economic value of each series of ETNs will be calculated and published every 15 seconds during each valuation date by NYSE Arca or a successor via the facilities of the Consolidated Tape Association under the following ticker symbols: “XXV.IV” for the XXV ETNs and “IVO.IV” for the IVO ETNs. In connection with any series of ETNs, we use the term “intraday indicative note value” to refer to the value, per ETN, on any valuation date as determined based on the following equation:

Intraday Indicative Note Value = $20 + Intraday Inverse Index Performance Amount + Accrued Interest—Accrued Fees; provided that if such calculation results in a negative value, the Intraday Indicative Note Value will be $0;

where:

Intraday Inverse Index Performance Amount = The applicable intraday inverse index performance amount of the ETNs as described in this pricing supplement.

Accrued Interest = The applicable accrued interest of the ETNs on the previous calendar day as described in this pricing supplement.

Accrued Fees = The applicable accrued fees of the ETNs on the previous calendar day as described in this pricing supplement.

The intraday indicative note value calculation for a series of ETNs will be used to determine whether an automatic termination event has occurred with respect to that series of ETNs as described in “Specific Terms of the ETNs—Payment Upon the Occurrence of an Automatic Termination Event”. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of any series of ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. Furthermore, as the intraday indicative note value for a series of ETNs is calculated using the applicable accrued fees and the applicable accrued interest on the immediately preceding calendar day, the intraday indicative note value for a series of ETNs published at any time during a given trading day will not reflect the applicable interest or fees that may have accrued over the course of such trading day. Published Index levels from S&P may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative note value for each series of the ETNs. The actual trading price of each series of ETNs may be different from its intraday indicative note value.

As discussed in “Specific Terms of the ETNs—Payment Upon Optional Redemption at the Holder’s Election”, you may, subject to certain restrictions, choose to redeem your ETNs on any optional redemption date during the term of the ETNs. If you redeem your ETNs on a particular optional redemption date, you will receive a cash payment on such date in an amount equal to the closing indicative note value minus the applicable redemption charge on the applicable valuation date. You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any optional redemption date. The optional redemption feature is intended to induce arbitrageurs to counteract any trading of a series of ETNs at a discount to its closing indicative note value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Short Index Amount

Each series of ETNs is designed to target a multiple of negative one times the performance of the Index over the term of those ETNs, plus applicable accrued interest, less applicable accrued fees. This target is achieved by linking the payment upon maturity or redemption for each ETN to the value of a notional “short” position in the Index. However, following market movements, the dollar value per ETN of the notional “short” exposure is likely to vary.

The “Short Index Amount” of each series of ETNs, which is intended to provide an indication of the aggregate dollar value of “short” positions in VIX futures underlying the performance of the ETNs, will be calculated and published as soon as reasonably practicable at the end of each valuation date by NYSE Arca or a successor under the following ticker symbols during the term of your ETNs: “XXV.IXNV” for the XXV ETNs and “IVO.IXNV” for the IVO ETNs.

The “Short Index Amount” for each series of ETNs will be calculated according to the following equation:

Short Index Amount = $20 times the closing level of the Index on such valuation date divided by the closing level of the Index on the relevant initial valuation date.

By calculating the Short Index Amount in this manner, the Short Index Amount also serves to approximate the dollar participation in the Index performance that will be reflected inversely in the closing value of each series of ETNs on any given day.

The Short Index Amount will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for your ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of your ETNs.

Participation

Each series of ETNs is designed to target a multiple of negative one times the performance of the Index over the term of those ETNs, plus applicable accrued interest, less applicable accrued fees. This target is achieved by linking the payment upon maturity or redemption for each ETN to the value of a notional “short” position in the Index. However, as the exposure of each ETN to the Index will not be reset during the term of the applicable series of ETNs, there is likely to be a fluctuating ratio of (1) the then-current value of the notional exposure per ETN to the performance of the Index relative to (2) the then-current intraday indicative note value per ETN. Therefore, the “daily” or “intraday” return on your ETNs will reflect a variable multiple of the daily or intraday return on the inverse performance of the Index that is equal to the ratio of the value of notional exposure to the Index relative to the applicable intraday indicative note value. See “Risk Factors—The Ratio Between the Value of Your ETNs and the Notional Exposure to the Underlying Index of Each ETN Will Fluctuate During the Term of Your ETNs” in this pricing supplement for more information.

The “participation” of each series of ETNs, which is intended to approximate the ratio of (1) the value of the notional exposure per ETN to the performance of the underlying Index relative to (2) the value of each ETN, will be calculated and published as soon as reasonably practicable at the end of each valuation date by NYSE Arca or a successor under the following ticker symbols during the term of your ETNs: “XXV.PTNV” for the XXV ETNs and “IVO.PTNV” for the IVO ETNs. The “participation” for each series of ETNs will be calculated according to the following equation:

Participation = applicable Short Index Amount / applicable Closing Indicative Note Value.

By calculating the participation in this manner, participation also serves to approximate the variable multiple of returns in the Index performance that will be reflected in the value of a series of ETNs on any given day. The participation values of the two series of ETNs will be different from each other on any given valuation date because the participation value of each series of ETNs is calculated using the Short Index Amount, which is computed using the closing level of the Index on the applicable initial valuation date, which is different for each series of ETNs.

The participation value will be published solely for informational purposes. It is not intended to serve as a basis for determining a price or quotation for any series of ETNs, or as a basis for an offer or solicitation for the purchase, sale, redemption or termination of any series of ETNs.

NYSE Arca Calculations

NYSE Arca is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The closing indicative note value, the intraday indicative note value and other information furnished in connection with each series of ETNs will be derived from sources deemed reliable, but NYSE Arca and its suppliers do not guarantee the correctness or completeness of the closing indicative note value, the intraday indicative note value or other information furnished in connection with each series of ETNs. NYSE ARCA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO EACH SERIES OF ETNs. NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLOSING INDICATIVE NOTE VALUE, THE INTRADAY INDICATIVE NOTE VALUE OR ANY DATA INCLUDED THEREIN WITH RESPECT TO EACH SERIES OF ETNs.

NYSE Arca and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of either NYSE Arca or its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the closing indicative note value, the intraday indicative note value or any data included therein with respect to either series of ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE Arca shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the closing indicative note value, the intraday indicative note value or any data included therein with respect to either series of ETNs, from whatever cause. NYSE Arca is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, between Barclays Bank PLC and The Bank of New York Mellon, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Description of Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets—Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of each series of ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale of the applicable series of ETNs, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception and Issuance

The XXV ETNs were first sold on July 16, 2010 and were first issued on July 21, 2010. The IVO ETNs will be first sold on [—], 2011 and are expected to be first issued on [—], 2011. We refer to the date on which a series of ETNs is first sold as the “inception date” for that series and the date on which a series of ETNs is first issued as the “issue date” for that series.

Coupon

We will not pay you interest during the term of your ETNs.

Denomination

We will offer the ETNs in denominations of $20.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment for each ETN equal to the closing indicative note value of your ETNs on the final valuation date for your ETNs.

The “closing indicative note value” for each series of ETNs on any calendar day will equal (a) the principal amount per ETN plus (b) the applicable inverse index performance amount on such calendar day plus (c) the applicable accrued interest on such calendar day minus (d) the applicable accrued fees on such calendar day; provided that if such calculation results in a negative value, the closing indicative note value will be $0. The closing indicative note value will be published by NYSE Arca on each valuation date under the following ticker symbols: “XXV.RDNV” for the XXV ETNs and “IVO.RDNV” for the IVO ETNs.

The “inverse index performance amount” for each series of ETNs equaled or will equal $0 on the relevant initial valuation date. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the inverse index performance amount for each series of ETNs will equal the product of (a) negative one times (b) the principal amount per ETN times (c) the applicable index performance percentage on such calendar day.

The “index performance percentage” for each series of ETNs on the relevant initial valuation date equaled or will equal 0%. On any subsequent calendar day, the index performance percentage will equal (a) (i) the closing level of the Index on such calendar day (or, if such a day is not an index business day, the closing level of the Index on the immediately preceding index business day) divided by (ii) the closing level of the Index on the relevant initial valuation date minus (b) 100%.

The “accrued interest” for each series of ETNs equaled or will equal $0 on the relevant initial valuation date. On any subsequent calendar day until maturity or redemption of the relevant series of ETNs, the accrued interest per ETN for each series of ETNs will equal the sum of (a) the applicable accrued interest on the immediately preceding calendar day plus (b) the product of (i) the applicable closing indicative note value on the immediately preceding calendar day times (ii) the T-Bill rate divided by (iii) 360.

The “T-Bill rate” will equal the most recent weekly investment rate for 28-day U.S. Treasury bills effective on the preceding business day in New York City. The weekly investment rate for 28-day U.S. Treasury bills is generally announced by the U.S. Treasury on each Monday; on any Monday that is not a business day in New York City, the rate prevailing on the immediately preceding business day in New York City will apply. The most recent weekly investment rate for 28-day U.S. Treasury bills is published on Bloomberg under the ticker symbol “USB4WIR”. The T-Bill rate is expressed as a percentage.

The “accrued fees” for per ETN for each series of ETNs on the relevant initial valuation date equaled or will equal $0. On each subsequent calendar day until maturity or redemption of the relevant series of ETNs, the accrued fees per ETN for each series of ETNs will equal (1) the applicable accrued fees on the immediately preceding calendar day plus (2) the product of (i) the applicable closing indicative note value on the immediately preceding calendar day times (ii) the fee rate divided by (iii) 365. Because the accrued fees for each series of ETNs are calculated and subtracted from the applicable closing indicative note value on a daily basis, the net effect of the accrued fees for each series of ETNs accumulates over time and is subtracted at the rate of 0.89% per year.

The “fee rate” for each series of ETNs is 0.89%.

A “valuation date” with respect to the XXV ETNs means each trading day from July 16, 2010 to July 16, 2020, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to July 16, 2010 as the “initial valuation date” for the XXV ETNs and July 16, 2020 as the “final valuation date” for the XXV ETNs. A valuation date with respect to the IVO ETNs means each trading day from [—], 2011 to [—], 2021, subject to postponement as a result of market disruption events, such postponement not to exceed five trading days. We refer to [•], 2011 as the “initial valuation date” for the IVO ETNs and [•], 2021 as the “final valuation date” for the IVO ETNs.

A “trading day” with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca, and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

An “index business day” is a day on which (1) it is a business day in New York City, and (2) trading is generally conducted on the CBOE.

Maturity Date

If the maturity date for a series of ETNs stated on the cover of this pricing supplement is not a business day, the maturity date for that series will be the next following business day. If the first business day before this day, in the case of the XXV ETNs, or the third business day before this day, in the case of the IVO ETNs, does not qualify as a valuation date (as described above), then the relevant maturity date will be the first or third business day, respectively, following the relevant final valuation date. The calculation agent may postpone the relevant final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the relevant final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

A “business day” with respect to any series of ETNs means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Payment Upon Optional Redemption At Holder’s Election

Up to the valuation date immediately preceding the applicable final valuation date and subject to certain restrictions, you may elect to redeem your ETNs of any series on any applicable optional redemption date during the term of your ETNs, provided that you present at least 50,000 of your ETNs of the same series for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on an applicable optional redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative note value of your ETNs on the applicable valuation date minus the applicable redemption charge. Notwithstanding the foregoing, if an automatic termination event, as described under “—Payment Upon the Occurrence of an Automatic Termination Event”, occurs with respect to your ETNs between the time at which you deliver a notice of redemption to us and the close of business on the applicable valuation date, your notice of redemption will be deemed ineffective and your ETNs will be automatically redeemed on the applicable automatic redemption date as described under “—Payment Upon the Occurrence of An Automatic Termination Event”.

An “optional redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date) relating to that series. The final optional redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date for that series of ETNs.

The “redemption charge” is a one-time charge imposed upon optional redemption and is equal to 0.05% times the closing indicative note value on the applicable valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be greater or less than such costs.

Optional Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any applicable optional redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A, to us via email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•

instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable closing indicative note value minus the applicable redemption charge facing Barclays Capital DTC 5101; and

•

cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable optional redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective, and we will not redeem your ETNs on the applicable optional redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Automatic Termination Event

A series of ETNs (in whole only, but not in part) will be redeemed automatically if, on any valuation date prior to or on the final valuation date for that series, the intraday indicative note value for that series is less than or equal to 50.0% of the principal amount per ETN, or $10.00 for each ETN.

Payment Upon the Occurrence of An Automatic Termination Event

In order to mitigate the risk to the Issuer that the value of the ETNs equals a negative value, we will automatically redeem a series of ETNs upon the occurrence of an automatic termination event for that series on the applicable automatic redemption date and will deliver a notice of redemption to DTC in the form attached as Annex C specifying such date. Upon such redemption, you will receive a cash payment equal to the applicable automatic redemption value for each ETN, which shall be specified in such notice. If a market disruption event occurs and is continuing following the occurrence of an automatic termination event for a series of ETNs and the calculation agent is prevented from determining the applicable automatic redemption value, we will deliver a notice to DTC specifying the occurrence of an automatic termination event for that series and will deliver a separate notice to DTC to specify the applicable automatic redemption date and the relevant automatic redemption value following the resolution of the applicable market disruption event.

A “automatic termination date” for each series of ETNs is any valuation date on which an automatic termination event occurs with respect to that series of ETNs.

A “automatic redemption date” for each series of ETNs will be the fifth business day following the applicable automatic termination date; provided that if the calculation of the automatic redemption value for a series of ETNs is postponed as a result of a market disruption event, the automatic redemption date for that series will be the fifth business day after the applicable automatic redemption value is calculated.

The “intraday indicative note value” per ETN for each series of ETNs on any valuation date will equal (a) the principal amount per ETN plus (b) the applicable intraday inverse index performance amount plus (c) the applicable accrued interest on the immediately preceding calendar day minus (d) the applicable accrued fees on the immediately preceding calendar day; provided that if such calculation results in a negative value, the intraday indicative note value will be $0. The intraday indicative note value for each series of ETNs will be published by NYSE Arca every 15 seconds on each valuation date under the following ticker symbols: “XXV.IV” for the XXV ETNs and “IVO.IV” for the IVO ETNs. As the intraday indicative note value for each series of ETNs is calculated using the applicable accrued fees and the applicable accrued interest on the immediately preceding calendar day, the intraday indicative note value for each series of ETNs published at any time during a given trading day will not reflect the applicable interest or fees that may have accrued over the course of such trading day.

The “intraday inverse index performance amount” for each series of ETNs equals the product of (a) negative one times (b) the principal amount per ETN times (c) the relevant intraday index performance percentage.

The “intraday index performance percentage” for each series of ETNs equals (a) (i) the most recently published level of the Index divided by (ii) the closing level of the Index on the initial valuation date minus (b) 100%.

The “automatic redemption value” for each series of ETNs will be equal to the applicable closing indicative note value on the applicable automatic termination date.

Default Amount on Acceleration

If an event of default occurs and the maturity of a series of ETNs is accelerated, we will pay the default amount in respect of the principal of that series of ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which each series of ETNs is a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for a series of ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for a series of ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities with identical terms to any series of ETNs at any time. We may consolidate the additional ETNs to form a single class with the outstanding ETNs. If there is substantial demand for a series of ETNs, we may issue additional ETNs frequently.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index, and Barclays Capital or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of a series of ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

Barclays Bank PLC currently serves or initially will serve as the calculation agent for each series of ETNs. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of each series of ETNs, including at maturity or upon optional redemption or redemption arising from an automatic termination event, market disruption events, valuation dates, business days, trading days, the closing indicative note value, the accrued interest, the accrued fees, the default amount, the maturity date, the amount payable in respect of your ETNs at maturity, upon optional redemption and upon the occurrence of an automatic termination event and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

The Depository Trust Company (“DTC”) participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of a series of ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index. In addition, from time to time after we issue a series of ETNs, we or our affiliates may enter into additional hedging transactions, adjust or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•

acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index, the S&P 500® Index or any equity securities underlying the S&P 500® Index;

•	acquire or dispose of long or short positions in equity securities underlying the S&P 500® Index; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to a series of ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in each series of ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date, including closing out such hedge positions on or before the close of business on an automatic termination date after the occurrence of an automatic termination event. That step may involve sales or purchases of equity securities underlying the S&P 500® Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.

The hedging activity discussed above may affect the level of the Index and, as a consequence, adversely affect the market value of either series of ETNs from time to time and the applicable amount payable at maturity and may cause the applicable intraday indicative note value to decline, which could trigger the occurrence of an automatic termination event for the relevant series of ETNs. It is also possible that, upon the occurrence of an automatic termination event for a series of ETNs, such hedging activity, including closing out such hedge positions, may act to increase the level of the Index between the occurrence of the automatic termination event and the calculation of the applicable automatic redemption value, and accordingly, such activities could have an adverse effect on the applicable automatic redemption value of the ETNs. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement. The following section is the opinion of Sullivan & Cromwell LLP, counsel to Barclays Bank PLC. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a regulated investment company;

•	a partnership or other pass-through entity;

•	a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•	a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat each series of ETNs as a pre-paid executory contract with respect to the VIX Index. The terms of the ETNs require you and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be possible and the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, it would be possible to treat your ETNs, and the Internal Revenue Service might assert that your ETNs should be treated, as debt instruments subject to the special tax rules governing contingent debt instruments. If your ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

If your ETNs are treated as contingent debt instruments and you purchase your ETNs in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your ETNs, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus supplement but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your ETNs in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the underlying assets. In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, meaning that gain or loss recognized with respect to the futures contracts represented in the Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs. You would also be required to mark at least a portion of your ETNs to market at the end of each year (i.e., recognize gain or loss as if your ETNs or the relevant portion of your ETNs had been sold for fair market value). Under this alternative treatment, you could also be required to accrue ordinary interest income in respect of the notional interest component of your ETNs on a current basis.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) include the notional interest component of your ETNs in ordinary income either upon the sale, redemption or maturity of the ETNs or over the term of the ETNs even though you will not receive any payments from us until redemption or maturity of your ETNs, and (ii) recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time a contract that is tracked by the Index rolls. In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss, or that you should be required to accrue interest over the term of your ETNs. There may also be a risk that the Internal Revenue Service could assert that the ETNs should not give rise to long-term capital gain or loss because the ETNs offer exposure to a short investment strategy.

There may also be a risk that the Internal Revenue Service could assert that the ETNs should not give rise to long-term capital gain or loss because the ETNs offer exposure to a short investment strategy.

Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the redemption or maturity of your ETNs. In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the accrued fees.

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering the proper federal income tax treatment of an instrument such as the ETNs including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the ETNs will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, Barclays Bank PLC intends to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Treasury Department and Internal Revenue Service issue guidance providing that some other treatment is more appropriate. Similarly, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as the ETNs after the bill was enacted to accrue interest income on a current basis. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your ETNs.

Recently Enacted Legislation

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ETNs), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the XXV ETNs and we intend to sell a portion of the IVO ETNs on their respective inception dates at 100% of the stated principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. Following their respective inception dates, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs after their respective inception dates will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the ETNs are sold to the public. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Barclays Bank PLC and Barclays Capital Inc. have retained the services of BlackRock Fund Distribution Company, a member of FINRA, to promote the ETNs and provide certain services relating to the ETNs. BlackRock Fund Distribution Company may receive a portion of the investor fee in connection with these services. Underwriting compensation will not exceed a total of 8% of proceeds.

In connection with the completion of the sale of the Barclays Global Investors business (“BGI business”) to BlackRock, Inc. (“BlackRock”), BlackRock Fund Distribution Company (formerly named Barclays Global Investors Fund Distribution Company) was transferred as part of the BGI business to BlackRock on December 1, 2009 and is now an indirect wholly-owned subsidiary of BlackRock. While Barclays Bank PLC has an ownership interest in BlackRock and representation on its board of directors, BlackRock is independent in ownership and governance, with no single majority stockholder and a majority of independent directors.

Conflict of Interest

Barclays Bank PLC owned 4.9% of BlackRock’s outstanding voting shares and 19.8% of the total capital stock of BlackRock outstanding immediately following the completion of the sale of the BGI business to BlackRock. As a result of this ownership interest by Barclays Bank PLC in BlackRock, BlackRock Fund Distribution Company is deemed to have a conflict of interest within the meaning of NASD Rule 2720, as administered by FINRA, in relation to this offering of ETNs. Consequently, the offering of ETNs is being conducted in compliance with the provisions of Rule 2720 (or any successor rule thereto). Under its agreement with Barclays Bank PLC to provide certain promotional services in respect of the ETNs as described above, BlackRock Fund Distribution Company may not act as a distributor of the ETNs or as an underwriter, broker or dealer in connection with the ETNs (except in trades in the secondary market in the ordinary course of business not related to the services provided to Barclays Bank PLC as described above), and accordingly BlackRock Fund Distribution Company is not selling the ETNs in this offering to any party or account, including to any discretionary account. For more information regarding the conflict of interest of Barclays Capital Inc. in relation to this offering, see “Plan of Distribution—Initial Offering and Sale of Securities—Conflicts of Interest” in the accompanying prospectus supplement.

ANNEX A

NOTICE OF REDEMPTION

To: ipathredemptions@barclayscapital.com

Subject: iPath® Notice of Redemption, CUSIP No. [                    ]

[BODY OF EMAIL]

Name of holder: [                            ]

Number of ETNs to be redeemed: [                    ]

Applicable Valuation Date: [            ], 20[        ]

Contact Name: [                            ]

Telephone #: [                    ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:     212-412-1232

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s $[insert aggregate principal amount] Global Medium-Term Notes, Series A, iPath® Exchange Traded Notes (the “ETNs”) due [insert maturity date], CUSIP No. [insert CUSIP No.], redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of                     , with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the applicable valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable closing indicative note value minus the applicable redemption charge, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

ANNEX C

REDEMPTION NOTICE FOR AUTOMATIC TERMINATION EVENT

To: The Depository Trust Company (DTC)

Subject: iPath® Redemption Notice for Automatic Termination Event

Barclays Bank PLC hereby notifies DTC of the redemption of its iPath® [Insert title of notes] ETN (CUSIP No. [Insert CUSIP No.]) (the “ETNs”) as a result of the occurrence of an automatic termination event. The ETNs will be redeemed (in whole, but not in part) on [—], 20[—] (i.e., five business days after the automatic termination date), and the payment upon redemption will be $[—] per ETN (i.e., the automatic redemption value). All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the ETNs.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

C-1

BARCLAYS BANK PLC

$250,000,000 iPath® Inverse S&P 500 VIX Short-Term FuturesTM ETN

$[—] iPath® Inverse January 2021 S&P 500 VIX Short-Term FuturesTM ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Pricing Supplement

[—], 2011

(to Prospectus dated August 31, 2010 and

Prospectus Supplement dated August 31, 2010)

Patent pending